                                                                   Exhibit 11.1

               DANNINGER MEDICAL TECHNOLOGY, INC. AND SUBSIDIARY
                                  EXHIBIT 11.1
                      COMPUTATION OF NET INCOME PER SHARE
           For the three month periods ending March 31, 1996 and 1995

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
                                             Three months Ended  Three months Ended
                                                  March 31,           March 31,
                                                    1996                1995
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
Weighted average number of common
   shares outstanding                            4,708,426          4,559,878

Shares issuable pursuant to
   stock option plans and stock warrants,
   less shares assumed repurchased at
   the average market prices                       278,329            196,744
                                                ----------         ----------
Weighted average shares outstanding,
   including common stock equivalents            4,986,755          4,756,652
                                                ----------         ----------
Net income                                      $  137,000         $  154,000
                                                ==========         ==========
Net income per share                                  $.03               $.03
                                                ==========         ==========

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Note: The application of the higher of quarter-end or year end market prices in calculating fully-diluted earnings per share does not result in a change to the calculation of primary earnings per share.